Exhibit 99.1

Xponential Fitness, Inc. Announces Third Quarter 2023 Financial Results

•	Company raises full year 2023 guidance for revenue and tightens top end ranges for new studio openings, system-wide sales and Adjusted EBITDA(4)

•	Grew Q3 2023 revenue 26% and North America system-wide sales[1] 35%, compared to Q3 2022

•	Sold 216 franchise licenses and opened 127 new studios in Q3 2023

•	Sold 6,088 total franchise licenses and had 2,980 total studios operating as of Q3 2023

IRVINE, Calif., November 7, 2023 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), the largest global franchisor of boutique fitness brands, today reported financial results for the third quarter ended September 30, 2023. All financial figures included in this release refer to global numbers, unless otherwise noted. Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measures are included in the tables that accompany this release.

Financial Highlights: Q3 2023 Compared to Q3 2022

•	Grew revenue 26% to $80.4 million.

•	Increased North America system-wide sales[1] by 35% to $356.7 million.

•	Reported North America same store sales[2] growth of 15%, compared to growth of 17% in Q3 of 2022.

•	Reported North America quarterly run-rate average unit volume (AUV)[3] of $564,000, compared to $489,000.

•

Posted net loss of $5.2 million, or earnings of $0.91 per basic share, on a share count of 32.3 million shares of Class A Common Stock, compared to a net loss of $13.1 million, or a loss of $1.53 per basic share, on a share count of 26.2 million shares of Class A Common Stock.

•	Posted adjusted net income of $6.0 million, or adjusted earnings of $0.09 per basic share, compared to adjusted net income of $8.0 million, or adjusted earnings of $0.10 per basic share.

•	Reported Adjusted EBITDA[4] of $26.5 million, an increase of 33%, compared to $20.0 million.

“Our KPIs continue to trend well in Q4 and we are confident we will close the year out on a high note,” said Anthony Geisler, CEO of Xponential Fitness, Inc. “We have begun implementing the movement away from company-owned transition studios that we discussed during our Analyst and Investor Day in September; the impact of this right-sizing on our profitability in 2024 will be material.”

Results for the Third Quarter Ended September 30, 2023

For the third quarter of 2023, total revenue increased $16.7 million, or 26%, to $80.4 million, up from $63.8 million in the prior year period. This increase included a corresponding North America same store sales increase of 15%.

Net loss totaled $5.2 million, or earnings of $0.91 per basic share, compared to a net loss of $13.1 million, or a loss of $1.53 per basic share, in the prior year period. The lower net loss was the result of an $18.2 million decrease in non-cash contingent consideration primarily related to the Rumble acquisition, and a $0.7 million decrease in non-cash equity-based compensation expense; offset by $3.4 million of lower overall profitability, a $6.7 million increase in restructuring costs from our company-owned transition studios, and $0.9 million increase in write-down of goodwill and brand assets. Please see the table at the end of this press release for a calculation of the basic earnings per share and diluted loss per share for the quarter ended September 30, 2023.

Adjusted net income for the third quarter 2023, which excludes the $1.9 million non-cash contingent consideration gain related primarily to the Rumble acquisition, $1.8 million related to the re-measurement of the Company’s tax receivable agreement, $4.6 million related to the write down of goodwill and brand assets, and $6.7 million related to restructuring charges, was $6.0 million, or adjusted earnings of $0.09 per basic share, on a share count of 32.3 million shares of Class A Common Stock.

Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization, adjusted for equity-based compensation and related employer payroll taxes, acquisition and transaction expenses, litigation expenses (outside of the ordinary course of business), financial transaction fees and related expenses, tax receivable agreement remeasurement, write down of goodwill and brand assets, and restructuring charges increased 33% to $26.5 million, up from $20.0 million in the prior year period.

Liquidity and Capital Resources

As of September 30, 2023, the Company had approximately $51.9 million of cash, cash equivalents and restricted cash and $329.7 million in total long-term debt. Net cash provided by operating activities was $38.2 million for the nine months ended September 30, 2023.

2023 Outlook

Based on the Company’s performance year to date, Xponential is increasing its full year 2023 guidance for revenue and tightening the top end ranges for new studio openings, system-wide sales and Adjusted EBITDA as follows:

•	New studio openings in the range of 550 to 560, or an increase of 9% at the midpoint as compared to full year 2022; this compares to previous guidance of 540 to 560;

•

North America system-wide sales in the range of $1.390 billion to $1.395 billion, or an increase of 35% at the midpoint as compared to full year 2022; this compares to previous guidance of $1.385 billion to $1.395 billion;

•

Revenue in the range of $305.0 million to $310.0 million, or an increase of 26% at the midpoint as compared to full year 2022; this compares to previous guidance of $295.0 million to $305.0 million; and

•

Adjusted EBITDA in the range of $104.5 million to $106.5 million, or an increase of 42% at the midpoint as compared to full year 2022; this compares to previous guidance of $102.5 million to $106.5 million.

Additional key assumptions for full year 2023 include:

•	Tax rate in the mid-to-high single digits;

•

Share count of 31.7 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the end of this press release; and

•	$1.9 million in quarterly dividends paid related to the Company’s Convertible Preferred Stock.

Third Quarter 2023 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its third quarter 2023 financial results. Participants may join the conference call by dialing 1-844-825-9789 (United States) or 1-412-317-5180 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on Tuesday November 21, 2023, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 10183073.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is the largest global franchisor of boutique fitness brands. Through its mission to make boutique fitness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running, functional training and yoga. In partnership with its franchisees and master franchisees, Xponential Fitness offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states and 22 additional countries. Xponential Fitness’ portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, a concept offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; STRIDE, a treadmill-based cardio and strength training concept; Rumble, a boxing-inspired full-body workout; and BFT, a functional training and strength-based program. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP financial measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net earnings (loss) per share, which exclude certain non-operating or non-recurring items, including but not limited to, equity-based compensation expenses, acquisition and transaction expenses, litigation expenses, employee retention credit, financial transaction fees and related expenses, tax receivable agreement remeasurement, write down of goodwill and brand assets that we believe are not representative of our core business or future operating performance, and charges incurred in connection with our restructuring plan, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release. In addition, we are not able to provide a quantitative reconciliation of the estimated full-year Adjusted EBITDA for fiscal year ending December 31, 2023 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of new studio openings; profitability; the expected impact of our movement away from company-owned transition studios; anticipated industry trends; projected financial and performance information such as system-wide sales; projected annual revenue, Adjusted EBITDA and other statements under the section “2023 Outlook”; our competitive position in the boutique fitness industry; and ability to execute our business strategies and our strategic growth drivers. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2022 filed by Xponential with the SEC and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contact:

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Xponential Fitness, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$51,880	$37,370
Accounts receivable, net	27,714	25,555
Inventories	16,339	10,864
Prepaid expenses and other current assets	13,531	6,294
Deferred costs, current portion	6,507	4,131
Notes receivable from franchisees, net	1,113	1,520

Total current assets	117,084	85,734
Property and equipment, net	20,293	18,524
Right-of-use assets	77,353	30,079
Goodwill	165,661	165,697
Intangible assets, net	122,450	137,175
Deferred costs, net of current portion	45,958	43,620
Notes receivable from franchisees, net of current portion	1,181	1,067
Other assets	1,252	795

Total assets	$551,232	$482,691

Liabilities, redeemable convertible preferred stock and equity (deficit)
Current Liabilities:
Accounts payable	$24,097	$16,185
Accrued expenses	13,389	12,295
Deferred revenue, current portion	37,000	31,996
Current portion of long-term debt	5,195	3,035
Other current liabilities	21,840	9,265

Total current liabilities	101,521	72,776
Deferred revenue, net of current portion	115,229	109,465
Contingent consideration from acquisitions	10,303	28,182
Long-term debt, net of current portion, discount and issuance costs	319,053	133,039
Lease liability	74,678	30,583
Other liabilities	7,440	8,633

Total liabilities	628,224	382,678
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400,000 shares authorized, 114,660 and 200,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	130,304	308,075
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value, 4,600,000 shares authorized, none issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 31,477,165 and 27,571,312 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	3	3
Class B common stock, $0.0001 par value, 500,000,000 shares authorized, 16,566,027 and 21,647,447 shares issued, and 16,491,502 and 21,572,922 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	2	2
Additional paid-in capital	502,606	505,186
Receivable from shareholder	(15,026)	(16,369)
Accumulated deficit	(624,210)	(641,903)
Treasury stock, at cost, 74,525 shares outstanding as of September 30, 2023 and December 31, 2022	(1,697)	(1,697)

Total stockholders’ deficit attributable to Xponential Fitness, Inc.	(138,322)	(154,778)
Noncontrolling interests	(68,974)	(53,284)

Total stockholders’ deficit	(207,296)	(208,062)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$551,232	$482,691

Xponential Fitness, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue, net:
Franchise revenue	$36,425	$30,006	$104,524	$83,128
Equipment revenue	12,564	11,770	40,086	31,930
Merchandise revenue	8,456	6,264	24,021	19,100
Franchise marketing fund revenue	6,948	5,172	19,776	14,544
Other service revenue	16,042	10,551	40,058	24,983

Total revenue, net	80,435	63,763	228,465	173,685
Operating costs and expenses:
Costs of product revenue	12,709	11,840	40,967	34,951
Costs of franchise and service revenue	3,559	4,811	11,305	13,589
Selling, general and administrative expenses	48,579	32,841	127,912	96,082
Depreciation and amortization	4,216	4,154	12,701	11,225
Marketing fund expense	5,817	4,260	16,289	12,696
Acquisition and transaction expenses (income)	(1,923)	16,290	(17,433)	(5,793)

Total operating costs and expenses	72,957	74,196	191,741	162,750

Operating income (loss)	7,478	(10,433)	36,724	10,935
Other (income) expense:
Interest income	(24)	(402)	(1,189)	(1,209)
Interest expense	10,638	3,333	27,242	9,060
Other expense	1,845	—	3,097	—

Total other expense	12,459	2,931	29,150	7,851

Income (loss) before income taxes	(4,981)	(13,364)	7,574	3,084
Income taxes (benefit)	202	(308)	212	(158)

Net income (loss)	(5,183)	(13,056)	7,362	3,242
Less: net income (loss) attributable to noncontrolling interests	(1,801)	(5,918)	2,348	1,065

Net income (loss) attributable to Xponential Fitness, Inc.	$(3,382)	$(7,138)	$5,014	$2,177

Net income (loss) per share of Class A common stock:
Basic	$0.91	$(1.53)	$1.08	$0.28
Diluted	$(0.50)	$(1.53)	$(0.17)	$0.05
Weighted average shares of Class A common stock outstanding:
Basic	32,260	26,156	32,025	24,782
Diluted	40,223	26,156	39,988	62,823

Xponential Fitness, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$7,362	$3,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,701	11,225
Amortization and write off of debt issuance cost	416	94
Amortization of discount on long-term debt	2,032	454
Change in contingent consideration from acquisitions	(17,528)	(5,791)
Amortization of right-of-use assets	9,729	1,450
Bad debt expense (recovery)	850	(526)
Equity-based compensation	15,647	23,920
Non-cash interest	(857)	(679)
Write down of goodwill and brand assets	11,817	3,656
Gain on disposal of assets	(770)	(90)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(2,535)	(6,592)
Inventories	(5,376)	(6,810)
Prepaid expenses and other current assets	(7,237)	(5,529)
Operating lease liabilities	(4,027)	(1,398)
Deferred costs	(4,743)	(1,248)
Notes receivable, net	1	25
Accounts payable	7,302	7,497
Accrued expenses	1,656	(1,555)
Other current liabilities	4,953	599
Deferred revenue	7,536	13,993
Other assets	(458)	(129)
Other liabilities	(277)	1,663

Net cash provided by operating activities	38,194	37,471
Cash flows from investing activities:
Purchases of property and equipment	(6,156)	(5,660)
Proceeds from sale of assets	60	65
Purchase of studios	(164)	—
Purchase of intangible assets	(2,420)	(6,840)
Notes receivable issued	(581)	(1,782)
Notes receivable payments received	666	2,643

Net cash used in investing activities	(8,595)	(11,574)
Cash flows from financing activities:
Borrowings from long-term debt	189,150	5,480
Payments on long-term debt	(3,014)	(2,220)
Debt issuance costs	(411)	(49)
Payment of preferred stock dividend and deemed cash dividend	(5,677)	(13,000)
Payment of contingent consideration	(1,412)	(1,336)
Payments for taxes related to net share settlement of restricted share units	(8,111)	(1,897)
Payment for tax receivable agreement	(1,163)	—
Payments for redemption of preferred stock	(130,766)	—
Payments for distributions to Pre-IPO LLC Members	(7,485)	—
Repurchase of Class A common stock	(50,378)	—
Payment received from shareholder	8,062	—
Loan to shareholder	(4,400)	(3,300)
Proceeds from disgorgement of stockholders short-swing profits	516	—

Net cash used in financing activities	(15,089)	(16,322)

Increase in cash, cash equivalents and restricted cash	14,510	9,575
Cash, cash equivalents and restricted cash, beginning of period	37,370	21,320

Cash, cash equivalents and restricted cash, end of period	$51,880	$30,895

Xponential Fitness, Inc.

Net Loss to GAAP EPS Per Share

(in thousands, except per share amounts)

	September 30,		September 30,
	2023	2022	2023	2022
Numerator:
Net income (loss)	$(5,183)	$(13,056)	$7,362	$3,242
Less: net (income) loss attributable to noncontrolling interests	(14,976)	33,271	(14,127)	(6,295)
Less: dividends on preferred shares	(1,863)	(3,250)	(5,789)	(9,750)
Add: deemed contribution (dividend)	51,435	(57,096)	34,326	19,794
Add: deemed contribution from redemption of convertible preferred stock	—	—	12,679	—

Net income (loss) attributable to XPO Inc. - basic	29,413	(40,131)	34,451	6,991
Add: net income (loss) attributable to non-controlling interests	—	—	—	6,295
Add: dividends on preferred shares	1,863	—	5,789	9,750
Less: deemed (contribution) dividend	(51,435)	—	(34,326)	(19,794)
Less: Deemed contribution from redemption of convertible preferred stock	—	—	(12,679)	—

Net income (loss) attributable to XPO Inc. - diluted	$(20,159)	$(40,131)	$(6,765)	$3,242

Denominator:
Weighted average shares of Class A common stock outstanding - basic	32,260	26,156	32,025	24,782
Effect of dilutive securities:
Rumble Class A common stock	—	—	—	1,300
Restricted stock units	—	—	—	539
Convertible preferred stock	7,963	—	7,963	13,889
Conversion of Class B common stock to Class A common stock	—	—	—	22,313

Weighted average shares of Class A common stock outstanding - diluted	40,223	26,156	39,988	62,823

Net earnings (loss) per share attributable to Class A common stock - basic	$0.91	$(1.53)	$1.08	$0.28
Net earnings (loss) per share attributable to Class A common stock - diluted	$(0.50)	$(1.53)	$(0.17)	$0.05

Anti-dilutive shares excluded from diluted earnings (loss) per share of Class A common stock:
Rumble Class A common stock	—	1,300	—	—
Restricted stock units	1,342	2,121	1,342	—
Conversion of Class B common stock to Class A common stock	16,492	21,651	16,492	—
Convertible preferred stock	—	13,889	—	—
Accelerated Purchase Program—final settlement	589	—	589	—
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	1	15	1	15

Xponential Fitness, Inc.

Reconciliations of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
		(in thousands)
Net income (loss)	$(5,183)	$(13,056)	$7,362	$3,242
Interest expense, net	10,614	2,931	26,053	7,851
Income taxes	202	(308)	212	(158)
Depreciation and amortization	4,216	4,154	12,701	11,225

EBITDA	9,849	(6,279)	46,328	22,160
Equity-based compensation	3,536	4,243	15,647	23,920
Employer payroll taxes related to equity-based compensation	94	—	659	—
Acquisition and transaction expenses (income)	(1,923)	16,290	(17,433)	(5,793)
Litigation expenses	1,511	1,015	5,855	8,374
Employee retention credit	—	—	—	(2,597)
Financial transaction fees and related expenses	327	—	1,971	737
TRA remeasurement	1,845	1,078	3,097	1,635
Write down of goodwill and brand assets	4,579	3,656	11,817	3,656
Restructuring and related charges	6,703	—	6,703	—

Adjusted EBITDA	$26,521	$20,003	$74,644	$52,092

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$(5,183)	$(13,056)	$7,362	$3,242
Change in fair value of contingent consideration	(1,923)	16,290	(17,433)	(5,791)
TRA remeasurement	1,845	1,078	3,097	1,635
Write down of goodwill and brand assets	4,579	3,656	11,817	3,656
Restructuring and related charges	6,703	—	6,703	—

Adjusted net income	$6,021	$7,968	$11,546	$2,742

Adjusted net income (loss) attributable to noncontrolling interest	2,038	3,612	3,940	1,299
Adjusted net income attributable to Xponential Fitness, Inc.	3,983	4,356	7,606	1,443
Dividends on preferred shares	(1,233)	(1,777)	(3,759)	(5,131)

Earnings (loss) per share - basic numerator	2,750	2,579	3,847	(3,688)
Add: adjusted net income attributable to noncontrolling interest	2,038	3,612	3,940	—
Add: dividends on preferred shares	1,233	1,777	3,759	—

Earnings (loss) per share - diluted numerator	$6,021	$7,968	$11,546	$(3,688)

Adjusted net earnings (loss) per share - basic	$0.09	$0.10	$0.12	$(0.15)
Adjusted net earnings (loss) per share - diluted	$0.11	$0.13	$0.20	$(0.15)
Weighted average shares of Class A common stock outstanding - basic	32,260	26,156	32,025	24,782
Effect of dilutive securities:
Rumble Class A common stock	—	1,300	—	—
Restricted stock units	85	43	421	—
Convertible preferred stock	7,963	13,889	7,963	—
Conversion of Class B common stock to Class A common stock	16,503	21,685	17,206	—

Weighted average shares of Class A common stock outstanding - diluted	56,811	63,073	57,615	24,782
Anti-dilutive shares excluded from diluted earnings per share of Class A common stock:
Rumble Class A common stock	—	—	—	1,300
Restricted stock units	—	—	—	2,121
Convertible preferred stock	—	—	—	13,889
Conversion of Class B common stock to Class A common stock	—	—	—	21,651
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	1	15	1	15

Note: The above adjusted net income (loss) per share is computed by dividing the adjusted net income (loss) attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability primarily due to Rumble.

Footnotes

[1]

System-wide sales represent gross sales by all North America studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by new studio openings and increases in same store sales. Management reviews system-wide sales weekly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

[2]

Same store sales refer to period-over-period sales comparisons for the base of studios. In accordance with industry standard, we define the same store sales base to include studios in North America that are in traditional locations and that have generated positive sales for at least 13 consecutive calendar months as of the measurement date. Any transfer of ownership of an existing studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of new studio openings. Management reviews same store sales to assess the health of the franchised studios.

[3]

AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV consists of average quarterly sales activity for all North America traditional studio locations that are at least 6 months old at the beginning of the respective quarter, and that have non-zero sales in the period, multiplied by four. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month, operate in traditional locations and have nonzero sales. AUV growth is primarily driven by changes in same store sales and is also influenced by new studio openings. Management reviews AUV to assess studio economics.

[4]

We define Adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (including change in contingent consideration), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), employee retention credit (a tax credit for retaining employees throughout the COVID-19 pandemic), fees for financial transactions, such as secondary public offering expenses for which we do not receive proceeds (including bonuses paid to executives related to completion of such transactions), expense related to the remeasurement of our TRA obligation, write down of goodwill and brand assets, and restructuring and related charges that we do not believe reflect our underlying business performance and affect comparability. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.